Exhibit 99.1
Xilinx Contact:
Silvia E. Gianelli
(408) 626-4328
silvia.gianelli@xilinx.com

Jon Olson to Retire as CFO of Xilinx

San Jose, Calif., February 24, 2016 –Xilinx, Inc. (NASDAQ: XLNX) today announced that Jon Olson plans to retire from his full-time role as Chief Financial Officer in May this year, soon after the company’s FY2016 financial closing process. At that time, Lorenzo A. Flores, Corporate Vice President of Finance and Corporate Controller for Xilinx, will be appointed Senior Vice President and Chief Financial Officer. Jon will continue to support the transition through July in an advisory role.

Jon will retire after serving as CFO for over 11 years with Xilinx, where he has successfully driven improved gross margins, corporate profitability, increased return of cash to shareholders, and globalization of a very strong finance team. Jon was voted CFO of the year by the Silicon Valley Business Journal in 2010. Upon retirement as a full-time CFO, Jon plans to leverage his experience in part-time business activities and spend more time with his family.

“Jon has been a great contributor to Xilinx’s success. He has been a world class financial leader and helped drive Xilinx to a new level of operational efficiency,” said Moshe Gavrielov, CEO of Xilinx. “Lorenzo was a natural choice as Jon’s successor, having worked with and for Jon for over seven years on gross margin improvement, operating models, M&A, and more recently, investor relations.”

Lorenzo joined Xilinx as Vice President of Finance and Corporate Controller in 2008. Prior to joining Xilinx, he spent 10 years at Intel, served as CFO of a venture funded start up, and was assistant Vice President of Financial Planning and Analysis at Cognizant Technology Solutions. Lorenzo holds undergraduate degrees from MIT and an MBA from UCLA.

About Xilinx
Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized – powering industry advancements in Cloud Computing, SDN/NFV, Video/Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

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